Exhibit 99.1

CONTACTS:
Investors: Peggy Reilly Tharp	Media: Carter Cromley
(314) 628-7491	(703) 667-6110
peggy.tharp@savvis.net	carter.cromley@savvis.net

Savvis Reports Third Quarter 2009 Results

Revenue of $213.2 Million

Adjusted EBITDA* of $51.2 Million

Adjusted Free Cash Flow* of $15.4 Million

ST. LOUIS, October 28, 2009 – Savvis, Inc. (NASDAQ:SVVS), a global leader in outsourced internet infrastructure services for enterprises, today reported its third quarter 2009 financial results, with revenue of $213.2 million, compared to $218.4 million in the third quarter of 2008. Adjusted EBITDA for the third quarter of 2009 was $51.2 million, compared to $47.7 million of adjusted EBITDA in the third quarter of 2008. For the third quarter, positive adjusted free cash flow was $15.4 million, compared to negative adjusted free cash flow of ($26.2) million in the third quarter of 2008.

Income from operations for the third quarter of 2009 was $4.5 million, compared to $11.1 million in the third quarter of 2008. The company reported a net loss of ($9.9) million, or ($0.18) per share, in the third quarter of 2009, compared to a third quarter 2008 net loss of ($3.8) million, or ($0.07) per share.

“Performance in the third quarter was as expected, and we look forward to continuing the transformation of our business as we drive our long-term growth initiatives,” said Phil Koen, chief executive officer of Savvis. “We believe our Proximity Hosting strength - which is being supported by our NJ2X financial data center complex expansion - the continued growth of our Cloud and Software-as-a-Service offerings, and our collaboration with Thomson Reuters will drive our revenue growth over the long term, while making efficient use of our capital resources.”

Third Quarter Financial Results

US dollars in millions	Three months ended
	9/30/09	6/30/09(1)	9/30/08
Colocation	$85.3	$84.9	$78.4
Managed Hosting	$62.8	$67.3	$66.5

Hosting	$148.1	$152.2	$144.9
Network Services	$65.1	$67.7	$73.5

Total Revenue	$213.2	$219.9	$218.4

Cost of Revenue(2)(3)	$117.9	$121.4	$124.0
SG&A Expenses(2)(3)	$52.6	$51.1	$49.0
Non-Cash, Equity-Based Compensation	$8.5	$7.8	$2.4
Income from Operations	$4.5	$9.5	$11.1
Net Income (Loss)(4)	$(9.9)	$(6.2)	$(3.8)

Adjusted EBITDA	$51.2	$55.1	$47.7
Adjusted EBITDA Margin	24%	25%	22%

(1)	Excluding the $6.5 million AMEX non-recurring ETF, for the three months ended June 30, 2009, total revenue was $213.4 million, adjusted EBITDA was $48.6 million and adjusted EBITDA margin was 23%.
(2)	Both cost of revenue and SG&A expenses exclude depreciation, amortization, accretion and include non-cash, equity-based compensation. Total non-cash, equity-based compensation attributed to cost of revenue for the three months ended September 30, 2009, June 30, 2009, and September 30, 2008, was $1.5 million, $1.5 million and $0.2 million and to SG&A expenses was $7.0 million, $6.3 million and $2.2 million, respectively.
(3)	Amounts include a reclassification from cost of revenue to SG&A expenses of $3.0 million for the three months ended September 30, 2008.
(4)	Net income (loss) is restated from amounts reported in the prior year, due to Savvis’ adoption of new accounting guidance for certain convertible securities. Interest expense increased $3.2 million for the three months ended September 30, 2008.

Third Quarter Overview

Total Savvis revenue for the third quarter was $213.2 million. Revenue was down (3%), compared to second quarter 2009 revenue of $219.9 million, which included a $6.5 million non-recurring early termination fee (ETF) related to the departure of the American Stock Exchange (AMEX). Excluding the AMEX non-recurring ETF, revenue was basically flat on quarter-over-quarter basis, compared to revenue of $213.4 million for the second quarter of 2009.

For the third quarter of 2009, income from operations of $4.5 million was down when compared to the $9.5 million recorded in the second quarter of 2009. A consolidated net loss of ($9.9) million was recorded in the third quarter of 2009, compared to a net loss of ($6.2) million in the second quarter of 2009. Savvis recorded a loss per share of ($0.18) in the third quarter of 2009, compared to a loss per share of ($0.12) in the second quarter of 2009.

Adjusted EBITDA was $51.2 million for the third quarter of 2009, which represented a (7%) decline from the $55.1 million of adjusted EBITDA that was recorded in the second quarter of 2009. Excluding the impact of the AMEX non-recurring ETF, adjusted EBITDA was up 5%, when compared to second quarter 2009 adjusted EBITDA of $48.6 million.

Hosting

US dollars in millions	Three months ended
	9/30/09	6/30/09	9/30/08
Colocation	$85.3	$84.9	$78.4
Managed Hosting	$62.8	$67.3	$66.5

Total Hosting Revenue	$148.1	$152.2	$144.9
Percentage change		(3)%	2%

Overall Hosting revenue was $148.1 million in the third quarter, and on a year-over-year basis, was up 2%. On a quarter-over-quarter basis, Hosting was down (3%), due to the departure of the American Stock Exchange. Excluding all AMEX revenue, Hosting revenue was up 6%, on a year-over-year basis, and up slightly, on a quarter-over-quarter basis.

For the quarter, Managed Hosting contributed $62.8 million to overall Hosting revenue, or 42%. Managed Hosting revenue was down (6%), on a year-over-year basis, and (7%), on a quarter-over-quarter basis. Both the annual and quarterly comparisons reflect the loss of the American Stock Exchange, which was primarily a Managed Hosting customer.

Colocation contributed $85.3 million to overall Hosting revenue in the quarter, or 58%. Year-over-year, Colocation grew 9%. On a quarter-over-quarter basis, colocation growth was flat. Savvis remains committed to attracting enterprise customers into its data centers, as the company continues to transition away from below-market margin customers to customers with stronger margins and pricing.

Network Services

US dollars in millions	Three months ended
	9/30/09	6/30/09	9/30/08
Revenue	$65.1	$67.7	$73.5
Percentage change		(4)%	(11)%

In the third quarter, Network Services revenue was 31% of overall revenue, or $65.1 million. This represented an (11%) year-over-year decline and a (4%) quarter-over-quarter decline. The company continues to focus on improving the network revenue associated with its data centers, over the long term, while moving away from less profitable customers.

Highlights

For the third quarter of 2009, the Financial Vertical represented 25% of total revenue, or $54.0 million. Financial Vertical revenue in the quarter was down (7%), compared to the third quarter of 2008, and down (10%), compared to the second quarter of 2009, both reflecting the departure of the American Stock Exchange. Excluding any AMEX related revenue, the Financial Vertical would have been up 5% on an annual and 1% on a quarterly basis.

Since its second quarter earnings release, Savvis has made several major announcements, including this week’s news that BATS Global Markets is expanding its hosting space in Savvis’ Weehawken, NJ, data center. This expansion will help support the launch of the BATS U.S. Equity Options Exchange. BATS will also expand its footprint within the Savvis Docklands data center in London, in expectation of continued growth of the BATS Europe multilateral trading facility.

Earlier this month, Savvis announced that it will be collaborating with Thomson Reuters in a major expansion of their hosting capabilities, which will be powered by Savvis. This collaboration represents a strategic shift toward providing the Thomson Reuters trading infrastructure solution as a fully managed, hosted offering. This collaboration is expected to create new sales channel opportunities for Savvis, and it should enhance the company’s ability to grow revenue more broadly in the Financial Vertical.

In September, the company previewed its next-generation cloud compute platform—Project Spirit—which will power the industry’s first enterprise-class Virtual Private Data Center with multi-tiered Quality of Service capabilities. Savvis believes Project Spirit will be the industry’s most feature-rich cloud delivery platform available for enterprises. In addition, Project Spirit should help advance Savvis’ current suite of dedicated and open cloud solutions, which are gaining traction worldwide.

Cash Flow and Balance Sheet

Net cash provided by operating activities was $45.0 million in the third quarter of 2009, compared to $47.3 million in the third quarter of 2008. Cash capital expenditures for the quarter totaled $30.3 million.

As of September 30, 2009, the long-term debt and capital leases for Savvis (net of current portion) totaled $561.6 million. The company’s cash position at September 30, 2009, was $163.5 million, compared to $154.9 million at June 30, 2009.

Financial Outlook

“Our performance year-to-date has resulted in an increase in our 2009 guidance, however, we are still facing a challenging environment,” said Greg Freiberg, chief financial officer for Savvis. “We are anticipating approximately $4 to $6 million of colocation revenue will churn in the first quarter of 2010, as we substantially complete our transition away from below-market margin customers to customers with stronger margins and pricing.”

Savvis now expects the following for full year 2009:

•	Adjusted EBITDA of $215 to $220 million, an increase over previous guidance of $195 to $210 million

•

Total cash capital expenditures of $120 to $140 million, an increase over previous guidance of $110 to $140 million and including $10 million to be expended in 2009 for the expansion of the financial data center complex in metro New York

•	Cash interest expense (net) of approximately $40 to $45 million

•	Adjusted free cash flow of $40 to $50 million, an increase over previous guidance of $25 to $45 million

Investor Conference Call

Savvis will webcast an investor conference call at 10:00 a.m. ET today, October 28, 2009. Both the webcast and supporting presentation will be available at savvis.net on the Investor Relations page. A live conference call will also be available by telephone at (866) 259-1024 for financial analysts in North America or (703) 639-1218 for international analysts. A replay will be available on the Web site for six months. Investors may also access the replay by telephone through Wednesday, November 11, by dialing (888) 266-2081 in North America or (703) 925-2533 internationally and using the access code 1404087.

About Savvis

Savvis, Inc. (NASDAQ:SVVS) is a global leader in outsourced internet infrastructure services for enterprises. More than 4,000 customers, including 40 percent of the top 100 companies in the Fortune 500, use Savvis to reduce capital expense, improve service levels and harness the latest advances in cloud computing. For more information visit www.savvis.net.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from Savvis’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in Savvis’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2008, and subsequent filings. Those risk factors include, but are not limited to, uncertainties in economic conditions, including conditions that could pressure enterprise IT spending; introduction of, demand for and market acceptance of Savvis’ products and services; whether or not Savvis is able to sign additional outsourcing deals; variability in pricing for those products and services; merger and acquisition activity by Savvis customers or other customer activity that affects the level of business done with Savvis; rapid evolution of technology; changes in the operating environment; and changes in regulatory environments. The forward-looking statements contained in this document speak only as of the date of publication, October 28, 2009. Subsequent events and developments may cause the company’s forward-looking statements to change, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

* Non-GAAP Measures

Savvis includes information pertaining to certain non-GAAP measures in conjunction with reporting of its quarterly financial results. “Adjusted EBITDA” represents income from operations before depreciation, amortization and accretion, gains and losses on sales of assets, and non-cash, equity-based compensation. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. “Adjusted free cash flow” represents adjusted EBITDA less cash capital expenditures and less cash interest, net. We have included information concerning adjusted free cash flow because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. “Cash return on capital employed” represents operating cash flow divided by capital employed (short-term and long-term debt plus equity). We have included information concerning cash return on capital employed because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and its efficient use of capital. We do not provide forward looking guidance for certain financial data, such as income from operations, depreciation, amortization and accretion, non-cash, equity-based compensation, and interest income. As a result, we are unable to provide a reconciliation of non-GAAP measures, such as adjusted EBITDA, adjusted free cash flow and cash return on capital employed for forward looking data, including 2009 full-year guidance. The calculations of adjusted EBITDA, adjusted free cash flow and cash return on capital employed are not specified by United States generally accepted accounting principles. Our calculations of adjusted EBITDA, adjusted free cash flow and cash return on capital employed may not be comparable to similarly-titled measures of other companies.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue	$213,211	$218,363	$654,595	$634,587
Operating Expenses:
Cost of revenue (including non-cash, equity-based compensation of $1,473, $173, $4,430 and $3,274) (1)	117,945	124,042	359,907	359,382
Sales, general and administrative expenses (including non-cash, equity-based compensation of $7,003, $2,269, $18,722 and $17,738) (1)	52,551	49,030	152,704	163,569
Depreciation, amortization and accretion	38,201	34,222	112,335	100,120

Total Operating Expenses	208,697	207,294	624,946	623,071

Income from Operations	4,514	11,069	29,649	11,516
Other (income) and expense	13,887	13,207	43,268	30,599

Income (Loss) before Income Taxes	(9,373)	(2,138)	(13,619)	(19,083)
Income tax expense	557	1,659	1,868	2,589

Net Income (Loss)	$(9,930)	$(3,797)	$(15,487)	$(21,672)

Net Income (Loss) per Common Share
Basic	$(0.18)	$(0.07)	$(0.29)	$(0.41)

Diluted	$(0.18)	$(0.07)	$(0.29)	$(0.41)

Weighted-Average Common Shares Outstanding (2)
Basic	53,960	53,383	53,724	53,338

Diluted	53,960	53,383	53,724	53,338

(1)	Excludes depreciation, amortization and accretion, which is reported separately.
(2)	For the three and nine months ended September 30, 2009 and 2008, the effects of including the incremental shares associated with the Convertible Notes, options, unvested restricted preferred units, unvested restricted stock units and unvested restricted stock awards are anti-dilutive, and as such, are not included in the diluted weighted-average common shares outstanding.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$163,498	$121,284
Trade accounts receivable, net	46,737	51,745
Prepaid expenses and other current assets	27,534	23,641

Total Current Assets	237,769	196,670

Property and equipment, net	713,499	736,646
Other non-current assets	14,093	16,379

Total Assets	$965,361	$949,695

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Payables and other trade accruals	$34,779	$41,538
Current portion of long-term debt and lease obligations	14,231	13,049
Other accrued liabilities	68,820	71,675

Total Current Liabilities	117,830	126,262

Long-term debt, net of current portion	374,938	360,249
Capital and financing method lease obligations, net of current portion	186,622	191,419
Other accrued liabilities	76,447	71,588

Total Liabilities	755,837	749,518

Stockholders’ Equity:
Common stock	544	535
Additional paid-in capital	856,986	834,882
Accumulated deficit	(629,070)	(613,583)
Accumulated other comprehensive loss	(18,936)	(21,657)

Total Stockholders’ Equity	209,524	200,177

Total Liabilities and Stockholders’ Equity	$965,361	$949,695

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Cash Flows from Operating Activities:
Net income (loss)	$(9,930)	$(3,797)	$(15,487)	$(21,672)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	38,201	34,222	112,335	100,120
Non-cash, equity-based compensation	8,476	2,442	23,152	21,012
Accrued interest	7,631	7,133	16,908	15,407
Other, net	1,469	68	927	203
Net changes in operating assets and liabilities:
Trade accounts receivable, net	8	(675)	5,472	(6,828)
Prepaid expenses and other current and non-current assets	1,712	1,776	(565)	(8,372)
Payables and other trade accruals	(2,284)	1,438	(5,275)	4,832
Other accrued liabilities	(318)	4,658	(8,456)	(4,022)

Net cash provided by operating activities	44,965	47,265	129,011	100,680

Cash Flows from Investing Activities:
Payments for capital expenditures	(30,328)	(68,877)	(75,804)	(209,277)

Net cash used in investing activities	(30,328)	(68,877)	(75,804)	(209,277)

Cash Flows from Financing Activities:
Proceeds from long-term debt	—	23,164	2,865	56,447
Payments for employee taxes on equity-based instruments	(1,175)	(38)	(1,619)	(2,283)
Payments for debt issuance costs	—	—	—	(1,135)
Principal payments on long-term debt	(1,650)	(1,652)	(4,950)	(3,481)
Principal payments under capital lease obligations	(1,932)	(1,481)	(6,090)	(4,152)
Other, net	(1,174)	86	(1,132)	907

Net cash provided by (used in) financing activities	(5,931)	20,079	(10,926)	46,303

Effect of exchange rate changes on cash and cash equivalents	(156)	(629)	(67)	(4,800)

Net Increase (Decrease) in Cash and Cash Equivalents	8,550	(2,162)	42,214	(67,094)
Cash and Cash Equivalents, Beginning of Period	154,948	118,209	121,284	183,141

Cash and Cash Equivalents, End of Period	$163,498	$116,047	$163,498	$116,047

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$5,541	$5,635	$25,642	$21,104

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Financial Information

(in thousands)

	Three Months Ended
	September 30,		June 30, 2009
	2009	2008
Revenue:
Colocation	$85,341	$78,382	$84,856
Managed hosting	62,814	66,518	67,303

Total hosting	148,155	144,900	152,159
Network services	65,056	73,463	67,702

Total Revenue	$213,211	$218,363	$219,861

Adjusted EBITDA Reconciliation:
Income from operations	$4,514	$11,069	$9,537
Depreciation, amortization and accretion	38,201	34,222	37,799
Non-cash, equity-based compensation	8,476	2,442	7,785

Adjusted EBITDA (1)	$51,191	$47,733	$55,121

Adjusted Free Cash Flow Reconciliation:
Adjusted EBITDA	$51,191	$47,733	$55,121
Cash Capital Expenditures	(30,328)	(68,877)	(27,224)
Cash Interest Paid	(5,541)	(5,635)	(12,613)
Interest Income	33	604	44

Adjusted Free Cash Flow (2)	$15,355	$(26,175)	$15,328

Headcount	2,290	2,320	2,289

(1)	Adjusted EBITDA represents income from operations before depreciation, amortization, accretion and non-cash, equity-based compensation. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
(2)	Adjusted Free Cash Flow represents adjusted EBITDA less cash capital expenditures and less cash interest, net. We have included information concerning adjusted free cash flow because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity.

SAVVIS, Inc. and Subsidiaries

Unaudited Supplemental Revenue Information

(in thousands, except per square foot amounts)

Hosting Supplemental Information:

	Three Months Ended
	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009
Data Center Revenue
Colocation	$78,382	$83,245	$84,232	$84,856	$85,341
Managed hosting	66,518	67,672	68,086	67,303	62,814
Hosting area network	17,166	17,711	17,562	17,417	17,099

Total Data Center Revenue	$162,066	$168,628	$169,880	$169,576	$165,254

Average Billed Square Feet
Colocation	631.8	611.3	590.5	595.4	608.6
Managed hosting	19.6	20.5	21.2	21.4	22.2

Total Average Billed Square Feet	651.4	631.8	611.7	616.8	630.8

Average Monthly Data Center Revenue Per Billed Square Foot (1)
Colocation	$41.4	$45.4	$47.6	$47.5	$46.7
Managed hosting	1,133.2	1,101.4	1,069.2	1,046.4	945.1
Hosting area network (2)	8.8	9.3	9.6	9.4	9.0
Total Average Monthly Data Center Revenue Per Billed Square Foot	$82.9	$89.0	$92.6	$91.6	$87.3

(1)	Average monthly data center revenue per billed square foot is calculated as the revenue per quarter divided by the average billed square feet per quarter stated on a monthly basis.
(2)	Hosting area network average monthly revenue per billed square foot is calculated as the hosting area network revenue per quarter divided by the total average billed square feet per quarter stated on a monthly basis.

Network Services Supplemental Information:

	Three Months Ended
	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009
Network Services
Managed network	$43,689	$41,801	$39,831	$39,273	$37,881
Hosting area network	17,166	17,711	17,562	17,417	17,099
Bandwidth	12,608	12,025	11,812	11,012	10,076

Total Network Services	$73,463	$71,537	$69,205	$67,702	$65,056